NICHOLAS COMPANY, INC. CODE OF ETHICS

AND INSIDER TRADING POLICY

(as amended on August 18, 2021)

Nicholas Company, Inc. (the “Company”), an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”), hereby adopts the following Code of Ethics and Insider Trading Policy (“Code”) governing the conduct of personal trading by persons associated with it. The purpose of this Code is to foster compliance with applicable federal and state regulatory requirements and to eliminate transactions suspected of being in conflict with the            best interests of the Company’s clients. This Code is in compliance with rule 204A-1 under the Advisers Act which requires that registered investment advisers adopt a code of ethics.

In addition, as an entity with access to highly confidential and sensitive information, the Company has potential exposure to liability or penalties under the Federal securities laws for insider trading or other improper use of information by employees or other persons under their control. Thus, this Code is also in compliance with, Section 204A of the Investment Advisors Act of 1940 which mandates that investment advisors adopt, maintain and enforce written policies and procedures reasonably designed to prevent insider trading or other misuse of material, non-public information by investment advisers and any person associated with such investment advisors.

1.                        Definitions.

A.                 Access Person. As used in this Code, the term “Access Person” shall mean any officer or director of Nicholas Company, Inc., or any employee of Nicholas Company, Inc. who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by any account to which the Company serves as investment adviser, or whose functions relate to the making of any recommendation with respect to such purchases or sales.

B.                  Company. As used in this Code, the term “Company” shall mean Nicholas Company, Inc.

C.                 Beneficial Ownership. As used in this Code, the term “beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations thereunder. Pursuant to Rule 16a-1(a)(2) of the Exchange Act, the term “beneficial owner” shall mean any person who directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (1) a direct or indirect pecuniary interest in a security; (2) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (3) investment power, which includes the power to dispose, or to direct the disposition of, such security. For example, close family or business relationships may give rise to a degree of influence of one person over the voting or investment decisions of another such as to result in shared beneficial ownership. Typically, ownership of securities by a spouse, minor child or a trust of which an Access Person is grantor, beneficiary or trustee, will be deemed beneficial ownership of those securities by the related Access Person.

D.                  Security. As used in this Code, except as otherwise provided herein, the term “security” shall mean a “Covered Security” as defined in Section 2(a)(36) of the Investment Company Act, except that it shall not include: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) money market funds; (4) unaffiliated mutual funds; and (5) unit investment trusts invested exclusively in unaffiliated mutual funds.

E.                Supervised Person. As used in this Code, the term “Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

2.                 Standards of Conduct and Compliance with Laws.

A.                       Standards of Conduct. Supervised Persons of the Company must act with integrity and in an ethical manner when dealing with clients, prospective clients and fellow employees. Supervised Persons must adhere to the Company’s fiduciary duty to its clients and act for the benefit of their client(s) and place their client(s)’ interests before their own.

B.                       Compliance with Laws. Supervised Persons of the Company must maintain knowledge of and comply with applicable federal securities laws. Supervised Persons must not knowingly participate or assist in any violation of such laws.

3.                 Insider Trading.

A.                        Introduction. Under the antifraud provisions of the Exchange Act, an affirmative duty to disclose material non-public information traditionally has been imposed on corporate “insiders” participating in securities transactions. Ordinarily, “insiders,” who are corporate figures such as officers, directors and controlling shareholders who have access to confidential corporate information, owe a duty to a company’s shareholders not to trade on that information. A corporate insider who is in possession of material inside information must either disclose it to the investing public or abstain from trading while the inside information remains undisclosed. If disclosure prior to effecting a purchase or sale would be improper or unrealistic, the alternative is to forego the transaction.

The duty to disclose inside information before trading arises from: (i) the existence of a relationship giving access to information intended to be available only for a corporate purpose and not for the personal benefit of anyone; and (ii) the unfairness of allowing a corporate insider to take advantage of that information while knowing it is unavailable to the investing public. The Securities and Exchange Commission (“SEC”) has recognized that “a significant purpose of the Exchange Act was to eliminate the idea that the use of inside information for personal advantage was a normal emolument of corporate office.”

Under some circumstances, “outsiders” become fiduciaries of shareholders and thus become subject to the same duty to disclose or abstain as an insider. Such persons assume the duties of an insider temporarily, by virtue of a special relationship with the company. For the duty to be imposed, however, the company must expect the outsider to keep the disclosed non-public information confidential, and the relationship must imply that duty. For investment advisers, such as the Company, this duty may be imposed on the basis of the Company’s access to material non-public information and the confidentiality relationship which may exist between the Company and the registrant whose securities the Company may trade on behalf of its clients. As hereinafter discussed, any reference to an “insider” shall apply to all access persons of the Company, and shall relate to all securities of which the access person has inside information.

Liability for trading on confidential information also has been extended to non-insiders under a theory of misappropriating information from their employers. The misappropriation theory broadly proscribes the conversion by insiders or others of material non-public information in connection with the purchase or sale of securities. While a person may gain a competitive advantage in the securities marketplace through skill, one may not gain such an advantage by stealing material non-public information in breach of an employer- imposed fiduciary duty to confidentiality. The misappropriation theory has been applied to find violations of the antifraud provisions by an employee of a financial printer, investment banking employees, and a law firm’s officer manager for trading in securities of an employer’s corporate client on the basis of misappropriated information.

B.                        Materiality of Inside Information. Despite the “disclose or refrain from trading” rule, an insider is not always foreclosed from investing merely because he or she may be more familiar with company operations than are outside investors. An insider’s duty to either disclose information or refrain from dealing arises in “those situations which are essentially extraordinary in nature and which are reasonably certain to have a substantial effect on the market price of the security.” The Exchange Act only requires the disclosure of material facts, allowing outsiders to make their own evaluations in reaching investment decisions.

The test of materiality has been described as weighing whether the information in question would have been important to a reasonable investor in determining whether to buy, sell or hold a security.

C.                        Disclosure of Inside Information. Information loses its inside character once it has been effectively disclosed. It may be difficult to determine when the information is sufficiently disseminated to allow an insider to trade. An insider who traded immediately after release to the news media, for example, but before the news was published, was held in violation of the insider trading prohibition. In that case, the court said that, at a minimum, the insider should not have placed his order until the news could reasonably have been expected to appear over the media of widest circulation. The SEC has said that “in order to effect a meaningful public disclosure of corporate information, it must be disseminated in a manner calculated to reach the securities market place in general through recognized channels of distribution, and public investors must be afforded a reasonable waiting period to react to the information.”

How soon after the release of material information insiders may begin to trade thus depends both on how thoroughly and how quickly the information is published by the news-wire services and the press. In addition, insiders should refrain from trading following dissemination until the public has had an opportunity to evaluate the information thoroughly. Where the impact of the information on investment decisions is readily understandable, as in the case of an earnings report, the required waiting period will be shorter than when the information must be interpreted before its bearing on investment decisions can be evaluated. While the waiting period is dependent on the circumstances, certain stock exchanges recommend that insiders wait for at least 24 hours after the general publication of the information in a national medium. Where publication is not so widespread, a minimum waiting period of 48 to 72 hours is recommended.

D.                        Tipping. Not only are insiders, as fiduciaries, forbidden to personally use undisclosed corporate information to their advantage, they also may not give such information to an outsider for the similarly improper purpose of exploiting the information for personal gain. “Tipping” is viewed as a means of indirectly violating the “disclose or abstain from trading” rule which applies to insiders.

Liability for tipping derives from the rule that silence when trading with inside information constitutes a fraud under the antifraud provisions of the Exchange Act if there is a relationship of trust and confidence between shareholders and the person trading on the inside information. Unlike insiders who have independent fiduciary duties to both the company and its shareholders, the typical tippee has no such relationship. A tippee, however, is not always free to trade on inside information. If the insider-tipper has breached his or her fiduciary duty to shareholders, the tippee inherits the duty to disclose or abstain.

The tippee’s duty to disclose or abstain is a derivative of the duty of the insider. Some tippees assume an insider’s duty to the shareholders not because of receiving the insider information, but rather because it has been made available to them improperly. A tippee assumes a fiduciary duty to the shareholders of a company not to trade on material non-public information only when the insider has breached a fiduciary duty to the shareholders by disclosing the information to the tippee and the tippee knows or should know there has been a breach.

E.                  Conclusion.

The purpose of the foregoing discussion is to educate and sensitize all Access Persons of the Company to insider trading issues. Insider trading, or tipping, by any access person of the Company is strictly prohibited.

4.                  Prohibited Activities.

A.                  Unlawful Actions:

No Access Person shall, in connection with the purchase or sale, directly or indirectly, of a “Security Held or To Be Acquired” by any registered investment company or account for which the Company serves as investment advisor:

(1)                      Employ any device, scheme, or artifice to defraud any client or prospective client of the Company;

(2)                      Make any untrue statement of material fact to the Company or omit to state a material fact necessary to make the statements made to the Company, in light of the circumstances under which they are made, not misleading;

(3)                      Engage in any act, transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client of the Company;

(4)                      Engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

For purposes of this Section 3A, a “Security Held or To Be Acquired” by any registered investment company or account to which the Company serves as investment adviser shall mean any Covered Security which, within the most recent 15 days: (a) is or has been held by a registered investment company or account to which the Company serves as investment adviser; or (b) is being or has been considered by the Company for purchase by any registered investment company or account to which the Company serves as investment adviser. In addition, the securities subject to the foregoing anti-fraud provisions include any option to purchase or sell, and any security that is exchangeable for or convertible into, any Covered Security that is held or to be acquired by any registered investment company or account to which the Company serves as investment adviser.

B.                       Blackout Period for Security Transactions.

No Access Person shall purchase or sell, directly or indirectly, for his/her own account, or acquire any beneficial ownership in, any security which has been purchased or sold within the preceding fifteen (15) days by any registered investment company or account to which the Company serves as investment adviser or which to his/her knowledge will be purchased or sold within the succeeding fifteen (15) days by any such registered investment company or account to which the Company serves as investment adviser, unless such purchase or sale is approved in writing by the Company’s President, Chief Compliance Officer or Chief Operating Officer (or a  person delegated by any of the foregoing), prior to the effectuation of such purchase or sale by completing, signing and delivering an advance trade authorization form to the Company’s Chief Compliance Officer (or his or her designee). A copy of such   written approval shall be retained for a period of at least five (5) years.

C.                    No Access Person shall purchase any security from, or sell any security to, any registered investment company or account to which the Company serves as investment adviser, unless the sale or purchase involves solely securities of which the registered investment company is the issuer.

5.                  Pre-approval of Investments in IPOs and Limited Offerings.

All Company Investment Personnel must obtain approval from the Company’s President, Chief Compliance Officer or Chief Operating Officer (or a person delegated by any of the foregoing) before directly or indirectly acquiring beneficial ownership of any securities in an Initial Public Offering or in a Limited Offering.

For purposes of this requirement, the following definitions set forth in Rule 17j-1 shall apply:

Investment Personnel shall mean (1) any employee of the Company (or any company in control of the Company) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company for the benefit of any registered investment company or account to which the Company serves as investment adviser; and (2) any natural person who controls the Company and who obtains information concerning recommendations made by the Company to any registered investment company or account to which the Company serves as investment adviser regarding the purchase or sale of securities.

Initial Public Offering shall mean an offering of securities under the Securities Act of 1933, as amended (“Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Limited Offering shall mean an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 and Rule 506 under the Securities Act.

6.                 Exempt Purchases and Sales.

The prohibitions in Sections 2 and 3 of this Code shall not be applicable to purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

7.                 Reporting.

A.                 Initial Holdings Reports. No later than ten (10) days after a person becomes an Access Person of the Company, he/she must provide an Initial Holdings Report to the Company which contains the following information: (1) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; (2) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities (not limited solely to Covered Securities) were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (3) the date that the report is submitted by the Access Person. The information in the Initial Holdings Report must be current as of a date no more than forty-five (45) days prior to the individual becoming an access person.

B.                 Quarterly Transaction Reports. Within thirty (30) days of the end of each calendar quarter of the Company, each Access Person shall submit a Quarterly Transaction Report to the Company. However, Quarterly Transaction Reports do not need to be submitted pursuant to an automatic investment plan.

The Quarterly Transaction Report shall contain the following information:

(1)              with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

(a)                     the date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

(b)                     the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)                     the price of the Covered Security at which the transaction was effected;

(d)                      the name of the broker, dealer or bank through which the transaction was effected; and

(e)                      the date that the report is submitted by an Access Person.

(2)              with respect to any account established by the Access Person in which any securities (not limited solely to Covered Securities) were held during the quarter for the direct or indirect benefit of the Access Person:

(a)                     the name of the broker, dealer or bank with whom the Access Person established the account;

(b)                      the date the account was established; and

(c)                     the date that the report is submitted by the Access Person.

C.                 Annual Holdings Report. Within forty-five days (45) of the end of the calendar year, each Access Person shall submit an Annual Holdings Report containing the following information: (1) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; (2) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities (not limited solely to Covered Securities) are held for the direct or indirect benefit of the Access Person; and (3) the date that the report is submitted by the Access Person.

D.                Exceptions from Reporting Requirements.

(1)               An Access Person of the Company need not make a Quarterly Transaction Report to the Company if all the information in the report would duplicate information to be recorded under Rule 204-2(a)(12) or Rule 204-2(a)(13) under the Investment Advisers Act; and

(2)              An Access Person need not make any reports pursuant to this Section 6 with respect to transactions in Covered Securities over which the person has no direct or indirect influence or control.

8.                         Administration of Code of Ethics.

A.                 The Company shall adopt procedures reasonably necessary to ensure compliance with the provisions of the Code, including procedures regarding Notification of Reporting Obligations (as required by Rule 17j-1(d)(4)), Review of Reports (as required by 17j-1(d)(3)) and Record Keeping Requirements (as required by Rule 17j-1(f)).

B.                 At least once a year, management of the Company shall provide the Board of Directors of each registered investment company to which the Company serves as investment adviser with an Annual Issues and Certification Report as required by Rule 17j-1(c)(2)(ii) of the Investment Company Act.

9.                        Sanctions.

The Company’s Chief Compliance Officer, or another person designated by the Board of Directors, shall review all reports submitted, and shall determine if any violations of the Code have occurred. If a violation of this Code occurs the President of the Company or the Board of Directors of the Company may impose such sanctions as they deem appropriate in the circumstances, including termination of employment of the violator.